Prospectus Supplement No. 9 (to Prospectus dated July 26, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-211949

OFFERING PROSPECTUS

2,083,336 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated July 26, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-211949) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus, with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2017 and April 4, 2017 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement relates to the offer and sale of 2,083,336 shares of our common stock, par value $0.001 per share, by the existing holders of the securities named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KDMN.” On March 31, 2017, the last reported sale price of our common stock was $3.62 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and beginning on page 38 of our Annual Report on Form 10-K filed with the Commission on March 22, 2017, and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017 (March 31, 2017)

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 31, 2017, Kadmon Holdings, Inc. (the “Company”) and the lenders party thereto entered into Amendment No. 3 (the “Third Amendment”) to the Third Amended and Restated Convertible Credit Agreement, dated as of August 28, 2015 (the “2015 Credit Agreement”).  Under the terms of the Third Amendment, principal payments owed under the 2015 Credit Agreement, in the amount of $380,000 per month, have been deferred until January 31, 2018.  Additionally, the parties amended a Future Capital Raising covenant, pursuant to which the company was required to raise $40.0 million through the sale of qualified equity interests, by extending the time period by which the Company is required to raise the remaining $17.0 million of capital by six months, from June 30, 2017 to December 31, 2017.  All other material terms of the 2015 Credit Agreement remain the same.

The Third Amendment also amends certain terms of the warrants to purchase an aggregate of 617,651 shares of the Company’s common stock issued in connection with the 2015 Credit Agreement (the “2015 Warrants”).  Pursuant to the Third Amendment, the warrants may now only be exercised for cash and the exercise price was reduced from $10.20 per share to $4.50 per share.  The redemption feature in the 2015 Warrants was also amended such that the warrant holder may demand a redemption of the warrant shares upon the occurrence of, and during the continuance of, an event of default.  Prior to this amendment, the warrant could be redeemed by the warrant holder at any time after the 51st month.  As amended, if these warrants are exercised, the Company will receive approximately $2.8 million in proceeds.

The lenders party to the 2015 Credit Agreement and the Third Amendment, or their affiliates, are significant stockholders of the Company.  In addition, Perceptive Life Sciences Master Fund LTD, an affiliate of Perceptive Credit Holdings, L.P., participated in the Company’s March 2017 private placement.

The foregoing summary of the Third Amendment is not complete and is qualified in its entirety by reference to the full and complete text of the Third Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On April 3, 2017, the Company issued a press release announcing the Third Amendment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amendment # 3 to Credit Agreement, dated March 31, 2017, by and among Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Holdings, L.P.

99.1	Press release of Kadmon Holdings, Inc. dated April 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: April 3, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

Exhibit 10.1

AMENDMENT #3 TO CREDIT AGREEMENT AND AMENDMENT TO WARRANT CERTIFICATES

This AMENDMENT #3 TO CREDIT AGREEMENT AND AMENDMENT TO WARRANT CERTIFICATES, dated as of March 31, 2017 (this “Third Amendment”), is made among KADMON PHARMACEUTICALS, LLC, a Pennsylvania limited liability company,  (the “Borrower”), certain Affiliates of the Borrower listed on the signature pages hereof under the heading “GUARANTORS” (each a “Guarantor” and, collectively, the “Guarantors”), and the lenders listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), with respect to the Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, the Guarantors and the Lenders are parties to a Credit Agreement, dated as of August 28, 2015 (as subsequently amended or otherwise modified, including pursuant to this Third Amendment, the “Credit Agreement”);

WHEREAS, in connection with the making of the loans under the Credit Agreement, the Borrower executed and issued Warrant Certificates (as defined in the Credit Agreement) to the Lenders, which Warrant Certificates were originally issued on August 28, 2015 and, in connection with the amendment and restatement thereof, were reissued on December 21, 2016;

WHEREAS, on the terms and subject to the conditions set forth herein, the parties hereto desire to amend the Existing Credit Agreement (defined below) as set forth herein; and

WHEREAS, on the terms and subject to the conditions set forth herein, the parties also desire to amend the Existing Warrant Certificates (defined below) as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. Definitions; Interpretation.

(a) Terms Defined and/or Used in Credit Agreement.   All capitalized terms used in this Third Amendment (including in the preamble and recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Terms Defined in This Third Amendment.  The following terms when used in this Third Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Existing Credit Agreement” means the Credit Agreement as in effect immediately prior to the Third Amendment Effective Date.

“Existing Warrant Certificate” means any Warrant Certificate as in effect immediately prior to the Third Amendment Effective Date.

“Guarantor” is defined in the preamble.

“Third Amendment” is defined in the preamble.

“Third Amendment Effective Date” is defined in Section 4.

(c) Interpretation.  The rules of interpretation set forth in Section 1.02,  1.03 and 1.04 of the Credit Agreement shall be applicable to this Third Amendment and are incorporated herein by this reference.

SECTION 2. Amendments to Existing Credit Agreement. Effective as of (and subject to the occurrence of) the Third Amendment Effective Date, the Existing Credit Agreement is hereby amended as follows:
(a) Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following defined terms in their alphabetically appropriate places

“Excluded Asset Sale” means any Asset Sale permitted pursuant to (i) clauses (a) through (h) of Section 9.09, and (ii) to the extent (but only to the extent) (x) such Asset Sale is consummated during the period from the Third Amendment Effective Date to December 31, 2017 and (y) is permitted pursuant to the proviso to Section 3.03(b)(i),  clause (j) of Section 9.09.

“Third Amendment” means Amendment #3 to the Credit Agreement, dated as of March 31, 2017, made among the Borrower, the Guarantors parties thereto and the Lenders parties thereto.

“Third Amendment Effective Date” means March 31, 2017, the date the parties hereto mutually agree that the Third Amendment became effective

(b) Section 1.01 of the Existing Credit Agreement is hereby further amended by amending and restating in its entirety the definition of “Warrant Certificate” set forth therein to read as follows:

“Warrant Certificate” means each warrant certificate, substantially in the form of Exhibit I, executed and delivered by Holdings in favor of a Lender pursuant to Section 6.01(g)(iv), as any such certificate may be subsequently amended, replaced, substituted or otherwise modified.

(c) Section 3.01(a) of the Existing Credit Agreement is hereby amended in its entirety and to read as follows:

“Repayment.  Until the Payment Date occurring on January 31, 2018, no payments of principal of the Loans shall be due.  Commencing with such Payment Date and on each Payment Date occurring thereafter, the Borrower shall repay the outstanding principal of the Loans at par in an amount equal to $380,000, by paying to each Lender its Proportionate Share of such amount on such Payment Date.  To the extent not previously paid, the outstanding principal amount of the Loans, together with all other outstanding Obligations, shall be due and payable on the Maturity Date.”

(d) Section 3.03(b)(i) of the Existing Credit Agreement hereby amended in its entirety to read as follows:

“Asset Sales. In the event of any contemplated Asset Sale or series of Asset Sales yielding Net Proceeds which, when aggregated with the Net Proceeds of all other Asset Sales (other than any Excluded Asset Sale) made after the date hereof, exceed $5,000,000, Borrower shall make a mandatory prepayment in respect of the Loans as follows: (x) if the assets sold represent substantially all of the assets or revenues of Borrower, or represent the sale of all or substantially all of the assets or revenues of any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 20% of the revenue of Borrower in the immediately preceding year, Borrower shall make a mandatory prepayment of the Loans in an amount equal to the Redemption Price for all Loans applicable on the date of such Asset Sale; (y) in the case of any Asset Sale permitted under Section 9.09(i), Borrower shall make a mandatory prepayment of the Loans in an amount equal to 50% of the Net Proceeds of such Asset Sale, which amount shall be applied to the Redemption Price applicable on the date of such Asset Sale; and (z) in the case of all other Asset Sales not described in the foregoing clauses (x) and (y), Borrower shall make a mandatory prepayment of the Loans in an amount equal to the entire amount of the Net Proceeds of such Asset Sale, which amount shall be applied to the Redemption Price applicable on the date of such Asset Sale, credited (in all cases described in clauses (x), (y) and (z) above) in the order set forth in Section 3.03(b)(v).

(e) Section 9.09(j) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Asset Sales that (x) are not otherwise described in this Section 9.09 and (y) are in respect of assets or properties that, (1) if sold or otherwise disposed of during the period from the Third Amendment Effective Date to December 31, 2017 have a fair market value that does not exceed $17,000,000 in the aggregate for all properties and assets sold or otherwise disposed of during such period, and (2) if sold or otherwise disposed of at any other time have a fair market value that does not exceed $7,500,000 in the aggregate for all assets or properties sold or disposed of since the Closing Date (exclusive of assets or properties sold or otherwise disposed of during the period described in clause (y)(1) above).”

(f) Section 10.03 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Future Capital Raising.  During the period commencing with the Third Amendment Effective Date and ending on December 31, 2017, Holdings shall have received an aggregate amount not less than $17,000,000 from: (a) gross cash proceeds resulting from one or more sales, offerings or issuances of its Qualified Equity Interests; (b) gross cash proceeds resulting from non-dilutive funding from, or arising out of, one or more strategic transactions (e.g., licensing deal, business development transaction etc.) entered into after the Third Amendment Effective Date (but on or prior to December 31, 2017) and approved by the Board of Directors of Holdings; or (c) cash Net Proceeds from one or more Asset Sales permitted pursuant to Section 9.09(j).”

SECTION 3. Amendments to Existing Warrant Certificates.  Effective as of (and subject to the occurrence of) the Third Amendment Effective Date, each outstanding Existing Warrant Certificate is hereby amended as follows:

(a) Section 1 of each Existing Warrant Certificate is hereby amended by amending and restating the definitions of “Exercise Price” and “Rule 144” in their respective entireties to read as follows:

“Exercise Price” means, subject to adjustment pursuant to Sections 4(a) and 4(b)(i)(2), a price per Warrant Share equal to $4.50.

“Rule 144” means Rule 144 under the Securities Act, as amended.

(b) Section 1 of each Existing Warrant Certificate is hereby further amended by deleting the defined term “Cashless Exercise”.

(c) Section 3(b) of each Existing Warrant Certificate is hereby amended and restated in its entirety to read as follows:

“(b)        Payment of the Aggregate Exercise Price.   When due and payable hereunder, the Holder shall pay the Aggregate Exercise Price to the Company by delivery of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company.”

(d) Section 14 of each Existing Warrant Certificate is hereby amended by amending and restating the first paragraph of such Section in its entirety to read as follows:

“Upon the occurrence and during the continuance of any Event of Default, at the option of the Holder exercised by way of delivery of written notice to the Company (a “Redemption Notice”), the Holder shall have the right to terminate this Warrant

Certificate and demand a redemption of the Warrant Shares representing the then unexercised portion of this Warrant Certificate (an “Early Redemption”).”

SECTION 4. Conditions of Effectiveness.  This Third Amendment shall become effective upon, and shall be subject to, the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Lenders (the date when all such conditions are so satisfied being the “Third Amendment Effective Date”):

(a) The Lenders shall have received counterparts of this Third Amendment executed on behalf of the Borrower, Guarantors and all Lenders.

(b) The representations, warranties and reaffirmations set forth in Section 5 below shall be true and correct.

(c) The Lenders shall have received all fees, costs and expenses due and payable pursuant to Section 13.03(a)(i)(z) of the Credit Agreement, including without limitation the reasonable fees and expenses of Morrison & Foerster LLP, counsel to the Lenders if then invoiced, together with all other fees separately agreed to by the Borrower and the Lenders.

(d) All legal matters incident to the effectiveness of this Third Amendment shall be reasonably satisfactory to the Lenders.

SECTION 5. Representations and Warranties; Reaffirmation.
(a) The Obligors hereby jointly and severally represent and warrant to each Lender as follows:

(i) Each Obligor has full power, authority and legal right to make and perform this Third Amendment.  This Third Amendment is within each Obligor’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Third Amendment has been duly executed and delivered by each Obligor and each of this Third Amendment and the Credit Agreement, as amended hereby, and each other Loan Document to which such Obligor is a party constitutes a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither this Third Amendment nor the Credit Agreement (x) requires any consent or approval of, registration or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (y) violates any applicable Law or the charter, bylaws or other organizational documents of any Obligor or any of its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (z) violates or would reasonably be expected to result in an event of default under any Material Agreement binding upon such Obligor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii) The representations and warranties set forth in each Loan Document, in each case, are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(iii) No Default or Event of Default has occurred or is continuing or will result after giving effect to this Third Amendment.

(b) Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under each Loan Document (including without limitation the Credit Agreement) to which it is a party and agrees that each such Loan Document remains in full force and effect, undiminished by this Third Amendment, except as expressly provided herein; provided that, after the Third Amendment Effective Date, all references in any Loan Document to the “Credit Agreement”, “Loan Document”, “thereunder”, “thereof”, or words of similar import shall mean the Existing Credit Agreement and the Loan Documents, as amended or otherwise modified by this Third Amendment.  By executing this Third Amendment, each Obligor acknowledges that it has read, consulted with its attorneys regarding, and understands, this Third Amendment.

SECTION 6. Guarantors’ Acknowledgement and Consent.  Each Guarantor has read this Third Amendment and consents to the terms hereof and hereby acknowledges and agrees that any Loan Document to which such Person is a party shall continue in full force and effect and that all of its obligations thereunder shall be valid, binding, and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles relating to enforceability, and shall not be impaired or limited by the execution or effectiveness of this Third Amendment.  Each Guarantor acknowledges and agrees that (i) such Person is not required by the terms of the Credit Agreement or any other Loan Document to consent to the supplements and amendments to the Credit Agreement effected pursuant to this Third Amendment and (ii) nothing in the Credit Agreement, this Third Amendment or any other Loan Document shall be deemed to require the consent of such Person to any future supplements or amendments to the Credit Agreement.

SECTION 7. Miscellaneous.

(a) No Waiver.  Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Existing Credit Agreement, the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents.  Except as expressly amended hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect.

(b) Severability. In case any provision of or obligation under this Third Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c) Headings.  Headings and captions used in this Third Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d) Integration.  This Third Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.  This Third Amendment shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, including Section 13 thereof (including, without limitation, Sections 13.09,  13.10 and 13.11).

(e) This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Counterparts.  This Third Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Third Amendment by signing any such counterpart.

(g) Controlling Provisions.  In the event of any inconsistencies between the provisions of this Third Amendment and the provisions of any other Loan Document, the provisions of this Third Amendment shall govern and prevail.  Except as expressly modified by this Third Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment, as of the date first above written.

BORROWER:

KADMON PHARMACEUTICALS, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

GUARANTORS:

KADMON CORPORATION, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

KADMON HOLDINGS, INC (f/k/a Kadmon Holdings, LLC)

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

KADMON RESEARCH INSTITUTE, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

THREE RIVERS RESEARCH INSTITUTE I, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

THREE RIVERS BIOLOGICS, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

THREE RIVERS GLOBAL PHARMA, LLC

By _______________________________________

Harlan W. Waksal

President and Chief Executive Officer

COLLATERAL REPRESENTATIVE:

PERCEPTIVE CREDIT HOLDINGS, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By ____________________________________

Sandeep Dixit

Chief Credit Officer

By ____________________________________

Name:

Title:

LENDERS:

PERCEPTIVE CREDIT HOLDINGS, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By ____________________________________

Sandeep Dixit

Chief Credit Officer

By ____________________________________

Name:

Title:

GOLDENTREE CREDIT OPPORTUNITIES, LP

By GoldenTree Asset Management, LP

By ____________________________________

Name:

Title:

GOLDENTREE CREDIT OPPORTUNITIES, LTD

By GoldenTree Asset Management, LP

By ____________________________________

Name:

Title:

GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, LPBY GOLDENTREE ASSET MANAGEMENT, LP

By GoldenTree Asset Management, LP

By ____________________________________

Name:

Title:

GT NM, LP

By GoldenTree Asset Management, LP

By ____________________________________

Name:

Title:

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION

By GoldenTree Asset Management, LP

By ____________________________________

Name:

Title:

Exhibit 99.1

Kadmon Announces Amendment to Credit Agreement and Related Warrants

NEW YORK, April 3, 2017 — Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today announced that the Company, together with its lending syndicate, led by Perceptive Credit Opportunities Fund, entered into an amendment to its 2015 Credit Agreement and related warrants.

Terms of the amendment include, but are not limited to:

•

deferring the capital raise requirement of $17.0 million from June 30, 2017 to December 31, 2017.  Additionally, proceeds from non-dilutive funding sources such as business development transactions may be counted toward this capital raise;

•	deferring mandatory monthly principal payments until January 31, 2018; and
•	amending 617,651 previously issued warrants to cash warrants and adjusting the warrant strike price to $4.50.

“We are pleased to work with our lenders, led by Perceptive Credit Opportunities Fund, to enter into this amendment, which enables us to continue to focus our resources toward advancing our pipeline of promising clinical and preclinical product candidates,” said Harlan W. Waksal, M.D., President and CEO at Kadmon.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs. We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; and (xxi) the use of proceeds from our recent private placement. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on March 22, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646-490-2989
ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017 (March 31, 2017)

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On March 31, 2017, Kadmon Holdings, Inc. (the “Company”) submitted an Abbreviated New Drug Application to the U.S. Food and Drug Administration (FDA) for KD034, the Company’s trientine hydrochloride formulation.  This is the second application submitted to the FDA by any company for a generic trientine hydrochloride product for the treatment of Wilson’s disease in patients who are intolerant of penicillamine.  Wilson’s disease is a genetic liver disease characterized by an inability to excrete copper, causing severe hepatic, neurologic, psychiatric and ophthalmic abnormalities. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 4, 2017, issued by Kadmon Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: April 4, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

Exhibit 99.1

Kadmon Submits Second Abbreviated New Drug Application Filing for Trientine Hydrochloride to FDA

-- Product to Offer Room Temperature Storage, Representing Unique Advantage Over Currently Marketed Formulations --

NEW YORK, April 4, 2017 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today announced that on March 31, 2017, it submitted its second Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration (FDA) for KD034, the Company’s trientine hydrochloride formulation for the treatment of Wilson’s disease, a rare genetic liver disorder, for patients who are intolerant of penicillamine.  The Company also submitted an ANDA for a bottled form of trientine hydrochloride in December 2016.

This second ANDA is for Kadmon’s generic version of trientine hydrochloride in blister packaging that offers room temperature storage, which the Company believes has the potential to address shortcomings of currently available trientine hydrochloride formulations.

“We are pleased to submit our second ANDA for our trientine hydrochloride formulation offering room temperature storage, which, if approved, we believe will enhance patient convenience and optimize disease management,” said Harlan W. Waksal, M.D., President and CEO at Kadmon.  “We remain committed to improving the lives of patients living with Wilson’s disease and look forward to providing updates on the FDA review process.”

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in oncology, autoimmune and fibrotic diseases and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; and (xxi) the use of proceeds from our recent private placement. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on March 22, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com